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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   ROBB PECK MCCOOEY FINANCIAL SERVICES, INC.


         It is hereby certified that:

         1. The name of the corporation under which it was originally incorporated, is RPM Securities Co., Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation (as subsequently amended, the "Certificate") was filed with the Office of the Secretary of State of the State of Delaware on August 23, 1985. The Certificate was further amended and a Restated Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on October 2, 1985, with further amendments to the Restated Certificate of Incorporation filed on August 14, 1986, January 17, 1996 and November 1, 1996 respectively.

         2. The Certificate is hereby restated and further amended to combine the Class A common stock, par value $.10 per share, and the Class B common stock, par value $.10 per share, into one class of common stock, par value $.10 per share, (hereinafter called "Common Stock") and to delete all references in the Certificate to "Class A Common Stock" and "Class B Common Stock" and to change such references to "Common Stock".

         3. The amendments to and restatement of the Certificate as the Restated Certificate of Incorporation (the "Restated Certificate") have been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware Corporation Law, and are as follows:

         FIRST:    NAME

                   The name of the Corporation is ROBB PECK McCOOEY Financial Services, Inc. (hereinafter called the "Corporation").

         SECOND:   REGISTERED OFFICE; REGISTERED AGENT

                   The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

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         THIRD:    PURPOSE

                   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH:   CAPITAL STOCK

                   SECTION 1. AUTHORIZED SHARES. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 279,117, consisting of five classes, divided and designated as follows: 200,050 shares of Common Stock, par value $.10 per share (hereinafter called "Common Stock"); 21,000 shares of First Preferred Stock, par value $.10 per share (hereinafter called "First Preferred Stock"); 300 shares of Second Preferred Stock, par value $.10 per share (hereinafter called "Second Preferred Stock"); 35,491 shares of Third Preferred Stock, par value $.10 per share (hereinafter called "Third Preferred Stock"); and 22,276 shares of Fourth Preferred Stock, par value $.10 per share (hereinafter called "Fourth Preferred Stock"; the First Preferred Stock, Second Preferred Stock, Third Preferred Stock and Fourth Preferred Stock being hereinafter sometimes collectively called "Preferred Stock"). The relative powers, preferences and rights of the shares of each class of capital stock, and the qualifications, limitations or restrictions thereof, are set forth in SECTIONS 2 through 6 of this ARTICLE FOURTH and in ARTICLE FIFTH.

                   SECTION 2. VOTING RIGHTS. Except as otherwise required by law: (a) the holders of shares of Common Stock shall have the exclusive right to vote, and each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders is sought; and (b) the holders of shares of Preferred Stock shall have no voting power whatsoever, nor shall they be entitled to notice of any meeting of the stockholders of the Corporation.

                   SECTION 3. DIVIDENDS.

                   (a) PREFERRED STOCK. The Board of Directors may (but is not required to) declare a dividend on shares of each class of Preferred Stock payable in cash to the holders thereof in an amount which will result in the payment of not more than $5.00 per share with respect to any fiscal year, as the Board of Directors shall determine, and for this purpose First Preferred Stock, Second Preferred Stock, Third Preferred Stock and Fourth Preferred Stock shall be considered as one class, and the holders thereof shall be entitled to participate ratably, share for share, without preference of one class over any other, in such dividend. The dividend, if any, on the Preferred Stock shall be payable at such time within thirty days following the filing of the Corporation's Federal income tax return for said fiscal year as the Board of Directors shall determine, shall be payable to stockholders of record as of the close of business on the last day of said fiscal year in respect of shares outstanding on such day, and shall be payable only out of surplus. Such dividends on the Preferred Stock shall not be cumulative and shall cease in all respects to be an obligation of the Corporation if not paid when due; however, except as provided in Paragraph (d) of this SECTION 3, no dividends or other distributions in cash, securities or other property shall be made on the Common Stock with respect to any fiscal year


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unless a dividend on the Preferred Stock equivalent to $5.00 per share shall have previously been paid or declared for said fiscal year and, if declared but unpaid, a sum sufficient for the payment thereof set apart.

                   (b) COMMON STOCK. After the payment or declaration and setting aside of a dividend of $5.00 per share on the Preferred Stock for a fiscal year, the Board of Directors may, from time to time, (but is not required to) declare a dividend on the shares of Common Stock payable in cash, securities (other than shares of First Preferred Stock, Second Preferred Stock, Third Preferred Stock or Fourth Preferred Stock) or other property to the holders thereof.

                   (c) REDEMPTION OF COMMON STOCK NOT PROHIBITED; DIVIDEND OR DISTRIBUTION OF COMMON STOCK ON COMMON STOCK. The provisions of Paragraph (a) of this SECTION 3 shall not prohibit the redemption of Common Stock pursuant to ARTICLE FIFTH, nor shall they prohibit a dividend or distribution on Common Stock payable in shares of Common Stock.

                   (d) PRO RATA DIVIDENDS. Where shares of any class of Preferred Stock have not been outstanding for the entire fiscal year, a pro rata portion of any dividend for such class for such fiscal year shall be paid to the stockholder shown as the owner of such shares on the record date, determined by multiplying the full amount of such dividend by a fraction, the numerator of which is the number of days such shares have been outstanding, and the denominator of which is the number of days in such fiscal year.

                   SECTION 4. DISTRIBUTIONS IN LIQUIDATION.

                   (a) FIRST PREFERRED STOCK. On any distribution in liquidation, holders of shares of First Preferred Stock shall be entitled to receive, before any payment or other distribution shall be made to holders of shares of any other class of capital stock, an amount equal to $100.00 for each share of First Preferred Stock held, and no more with respect to such shares. If the assets distributable to stockholders shall be sufficient to pay the holders of shares of First Preferred Stock only a portion of the full amount of preferential payments provided for under this Paragraph (a), said assets shall be distributed ratably among holders of shares of First Preferred Stock in proportion to the number of shares of such stock held.

                   (b) SECOND PREFERRED STOCK. After payment in full of the amount due the holders of shares of First Preferred Stock pursuant to paragraph
(a) of this SECTION 4, and before any payment or other distribution in liquidation shall be made to holders of shares of Third Preferred Stock, Fourth Preferred Stock or Common Stock, holders of shares of Second Preferred Stock shall be entitled to receive an amount equal to $100.00 for each share of Second Preferred Stock held, and no more with respect to such shares. If the assets distributable to stockholders shall be sufficient to pay the holders of shares of Second Preferred Stock only a portion of the full amount of preferential payments provided for under this Paragraph (b), said assets shall be distributed ratably among holders of shares of Second Preferred Stock in proportion to the number of shares of such stock held.


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                   (c) THIRD PREFERRED STOCK. After payment in full of the
amounts due the holders of shares of First Preferred Stock pursuant to paragraph
(a) of this SECTION 4 and the holders of shares of Second Preferred Stock pursuant to paragraph (b) of this SECTION 4, and before any payment or other distribution in liquidation shall be made to holders of shares of Fourth Preferred Stock or Common Stock, holders of shares of Third Preferred Stock shall be entitled to receive an amount equal to $100.00 for each share of Third Preferred Stock held, and no more with respect to such shares. If the assets distributable to stockholders shall be sufficient to pay the holders of shares of Third Preferred Stock only a portion of the full amount of preferential payments provided for under this Paragraph (c), said assets shall be distributed ratably among holders of shares of Third Preferred Stock in proportion to the number of shares of such stock held.

                   (d) FOURTH PREFERRED STOCK. After payment in full of the amounts due the holders of shares of First Preferred Stock pursuant to Paragraph
(a) of this SECTION 4, the holders of Second Preferred Stock pursuant to Paragraph (b) of this SECTION 4, and the holders of Third Preferred Stock pursuant to Paragraph (c) of this SECTION 4, and before any payment or other distribution in liquidation shall be made to holders of shares of Common Stock, holders of shares of Fourth Preferred Stock shall be entitled to receive an amount equal to $100.00 per share for each share of Fourth Preferred Stock held, and no more with respect to such shares. If the assets distributable to stockholders shall be sufficient to pay to the holders of shares of Fourth Preferred Stock only a portion of the full amount of preferential payments provided for under this paragraph (d), said assets shall be distributed ratably among holders of shares of Fourth Preferred Stock in proportion to the number of shares of such stock held.

                   (e) COMMON STOCK. After payment in full of the amounts due the holders of shares of Preferred Stock pursuant to Paragraphs (a) through (d) of this SECTION 4, holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders in liquidation, in proportion to the number of shares of such stock held and the holders thereof shall be entitled to participate ratably, share for share in such remaining assets.

                   (f) EVENTS NOT A LIQUIDATION. The consolidation or merger of the Corporation at any time, or from time to time, with any other corporation or corporations, or the sale of all or substantially all of the Corporation's assets, shall not be a liquidation of the Corporation within the meaning of this
SECTION 4.

                   FIFTH: REDEMPTION OF CAPITAL STOCK BY CORPORATION

                   SECTION 1. BINDING EFFECT ON ALL HOLDERS. The shares of capital stock of the Corporation shall be issued only in the name of the legal owner, and no transfer of such shares shall be effected except on the transfer books of the Corporation upon surrender of the stock certificates duly endorsed. All shares of capital stock shall at all times be held subject to the agreements, conditions and restrictions set forth in this Restated Certificate of Incorporation, as amended from time to time, the provisions of which shall at all times apply equally both to an original holder of shares and to each and every subsequent holder thereof.


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Each holder of shares of capital stock, by the acceptance of a stock certificate representing such shares, agrees with the Corporation and with each other holder of shares, in consideration of such agreements of each other holder of shares, to the agreements, conditions and restrictions contained in this ARTICLE FIFTH. Whenever used in this ARTICLE FIFTH, a reference to "transfer" of shares of capital stock shall mean any disposition whatsoever, including, without being limited to, disposition by sale, assignment, gift, hypothecation or pledge, and a reference to "holder" of capital stock or "stockholder" shall include his executor, legal representative, heirs or legatees, and his transferee in the event of a transfer by him.

                   SECTION 2. RIGHTS OF CORPORATION TO REDEEM SHARES OF CAPITAL STOCK FROM HOLDERS THEREOF.

                   (a) The Corporation shall have the right, at anytime, at its option upon written notice given as provided in Paragraph (a) of SECTION 10 of this ARTICLE FIFTH, and without redeeming shares owned by any other stockholder to redeem all, but not less than all, of the shares of all classes of the Corporation's capital stock held by any stockholder.

                   (b) Except as provided in SECTION 11 of this ARTICLE FIFTH, whenever and as often as any holder of shares of capital stock shall desire to transfer any shares of capital stock, such holder shall notify the Corporation in writing to such effect, stating all the terms and conditions of the proposed transfer, including the name of the proposed transferee, the number of shares proposed to be transferred, and the proposed price, if any. The Corporation shall have the first right and option, for a period of 90 days from the date of receipt of the notice, or, if no such notice is given, for a period of 90 days from the date the certificate or certificates representing the shares in question are presented to the Corporation for transfer, to redeem all, but not less than all, of the shares of capital stock of the Corporation desired to be transferred.

                   (c) Whenever any holder of capital stock who is required, because of the business of the Corporation or any of its subsidiaries or affiliates, to be approved by the New York Stock Exchange, Inc. fails or ceases to be so approved, the Corporation shall have the right, at its option upon written notice given as provided in Paragraph (a) of SECTION 10 of this ARTICLE FIFTH, to require the holder to reduce his or her ownership to the level required by the New York Stock Exchange, Inc. In such event, the Corporation may purchase all or less than all of the holder's shares as may be necessary.

                   SECTION 3. FAILURE OF THE CORPORATION TO EXERCISE RIGHTS DOES NOT OPERATE AS WAIVER. The failure of the Corporation to exercise any right and option accruing to it pursuant to any one of the Paragraphs of SECTION 2 of this ARTICLE FIFTH shall not prevent the exercise of any right and option subsequently accruing pursuant to any one of the said Paragraphs, whether such subsequent right and option shall accrue pursuant to the same or a different Paragraph.

                   SECTION 4. RIGHT OF STOCKHOLDER TO REQUIRE CORPORATION TO REDEEM SHARES OF CAPITAL STOCK. Each holder of shares of capital stock of the Corporation shall have the right, at such holder's option upon written notice to the Corporation, to require the


                                      5
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Corporation to redeem all, but not less than all, of the shares of all classes of the Corporation's capital stock held by such stockholder.

                   SECTION 5. CONSIDERATION TO BE PAID BY THE CORPORATION. The amount and manner of payment of the consideration for any shares of capital stock redeemed by the Corporation pursuant to the provisions of SECTION 2 or
SECTION 4 of this ARTICLE FIFTH shall be as follows:

                   (a) (1) Except as provided in Clause (3) of this Paragraph
(a), consideration paid for shares of Preferred Stock shall be an amount equal to $100.00 per share redeemed. (2) Except as provided in Clause (3) of this Paragraph (a), consideration paid for shares of Common Stock shall be the net book value of the shares being redeemed, determined in accordance with the provisions of SECTIONS 7, 8, and 9 of this ARTICLE FIFTH. In addition, the Corporation shall pay to the selling stockholder, on the date of redemption, interest at the rate of 10 percent per annum on the amount of consideration paid for shares of Common Stock, for the period from the date as of which net book value of such shares is determined to the date of redemption.

                   (3) The aggregate consideration paid for shares of stock redeemed by the Corporation pursuant to Paragraph (b) of SECTION 2 of this ARTICLE FIFTH shall be the lesser of (A) the proposed price offered by the proposed transferee for all of such shares or (B) the aggregate consideration for such shares determined in accordance with Clauses (1) and (2) of this Paragraph (a).

                   (b) Except as otherwise provided in SECTION 6 of this ARTICLE FIFTH, the aggregate consideration paid for shares of all classes of capital stock redeemed pursuant to SECTION 2 or SECTION 4 of this ARTICLE FIFTH (the "redemption price") shall be paid entirely in cash or partly in cash and partly in evidences of indebtedness of the Corporation, in such proportions as the Corporation may determine; provided that the cash paid by the Corporation on the date of redemption shall not be less than 20% of the redemption price. Indebtedness of the Corporation included in the consideration paid for shares of capital stock pursuant to this SECTION 5 shall bear interest, payable quarterly in arrears, at an annual rate not less than one percent over the prime commercial loan rate then (date of redemption) charged by United States Trust Company of New York for short-term borrowings, with the maximum interest payable being at the rate of 10 percent per annum (unless a higher rate of interest shall be required to avoid imputed interest to the holder of such indebtedness under Internal Revenue Code Section 483 or Section 1274, in which case such indebtedness shall bear interest at such higher rate of interest). Such indebtedness shall provide for payment of principal in four equal annual installments commencing one year after the date of redemption. The Corporation shall have the right, at its option, to prepay the principal of any or all of such indebtedness, in part or in full at any time, in multiples of Five Hundred Dollars ($500.00) without premium or penalty. Any such prepayment shall be accompanied by the interest accrued on the principal amount so prepaid through the date of prepayment. Such indebtedness may be subordinated, in the Corporation's discretion, to other debt of the Corporation then extant or thereafter incurred.


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                   (c) Nothing in this SECTION 5 shall be construed to prevent the Corporation from paying the consideration for the shares of capital stock in a manner not provided for in Paragraph (b) above if mutually agreed to by the Corporation and the holder of such shares.

                   SECTION 6. DESIGNATION BY CORPORATION OF OTHER PURCHASERS AND CONSIDERATION TO BE PAID BY THEM. Whenever the Corporation shall be entitled to redeem any shares of its capital stock pursuant to the provisions of SECTION 2 of this ARTICLE FIFTH or obligated to redeem any shares of its capital stock pursuant to the provisions of SECTION 4 of this ARTICLE FIFTH, the Corporation may designate another person or persons as purchasers of all or any part of such shares with the right to purchase such shares on the same terms and conditions as would apply to the Corporation's right to redeem such shares, except as otherwise provided in this SECTION 6; provided that any such person and such purchase shall be satisfactory to any securities exchange, board of trade, commodities exchange, clearing corporation or association, regulatory authority, or any other similar institution, whose approval is required. The consideration for any shares of capital stock of the Corporation purchased by any person so designated shall (notwithstanding the terms of any-concurrent redemption by the Corporation) be paid only in cash in an amount equal to the redemption price thereof, determined in accordance with the provisions of Paragraph (a) of
SECTION 5 of this ARTICLE FIFTH.

                   SECTION 7. TIME OF DETERMINATION OF NET BOOK VALUE. The net book value of any shares of Common Stock of the Corporation to be redeemed pursuant to the provisions of SECTION 2 or SECTION 4 of this ARTICLE FIFTH shall be determined by the Corporation or by a firm of independent public accountants selected by the Board of Directors of the Corporation (which may be the firm which regularly examines the statement of financial condition of the Corporation), as of the close of the regular monthly accounting period next preceding the date on which the Corporation exercised its right to redeem shares or the stockholder exercised his right to require the Corporation to redeem shares, as the case may be. The determination of such net book value by such independent public accountants shall be conclusive and binding upon the Corporation, any designated purchasers and all holders of capital stock of the Corporation.

                   SECTION 8. METHOD OF DETERMINATION OF NET BOOK VALUE. The net book value of shares of Common Stock for the purposes of this ARTICLE FIFTH shall be determined by taking the Corporation on a combined or consolidated basis with subsidiaries and affiliates, if any, in accordance with generally accepted accounting principles applied on a consistent basis but shall be adjusted up or down, as the case may be:

                   (a) to reflect the difference between the market value and book value of all memberships owned by the Corporation and such combined or consolidated subsidiaries and affiliates which are covered by so-called "a-b-c agreements" or subordination agreements for loans of sums used to purchase memberships in any exchange which provide for repayment based on the market value of such memberships, or any similar agreements;


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                   (b) to reflect the difference between the market value and book value of all securities and commodities owned by the Corporation and such combined or consolidated subsidiaries and affiliates;

                   (c) to reflect the unrealized gain or loss on short-sale commitments of the Corporation and such combined or consolidated subsidiaries and affiliates;

                   (d) to provide appropriate accruals for all taxes (including all taxes based on income accrued and which would accrue upon realization of the amounts computed as adjustments under this SECTION 8), dividends, if earned, payable on any class of preferred stock, bonuses that have been accrued, and all other employee compensation (including compensation determined and payable after the end of the then current fiscal year), reserves for contingent liabilities and any other reserves which the Boards of Directors of the Corporation and such combined or consolidated subsidiaries and affiliates may deem proper, including without limitation reserves for taxes and expenses of sale of securities and commodities owned by the Corporation and such combined or consolidated subsidiaries and affiliates and short-sale commitments, and all other items of income and expense attributable to the period prior to the time as of which the determination is made;

                   (e) to exclude any amounts shown on the books of the Corporation and such combined or consolidated subsidiaries and affiliates for goodwill and any other intangible assets;

                   (f) to deduct the full liquidation preference of all shares of Preferred Stock then outstanding; and

                   (g) to exclude the proceeds of any insurance policy on the life of a stockholder which the Board of Directors of the Corporation or of any such combined or consolidated subsidiary or affiliate may reserve for the purchase of shares owned by such stockholder.

                   SECTION 9. DISPUTE AS TO NET BOOK VALUE. If the Corporation (rather than a firm of independent public accountants) determines the net book value of shares of Common Stock being redeemed pursuant to the provisions of this ARTICLE FIFTH, such determination shall be conclusive and binding upon the Corporation, any designated purchasers and all holders of capital stock of the Corporation, unless the holder whose shares are being acquired shall notify the Corporation in writing, not less than ten days prior to the date which the Corporation has notified the holder (pursuant to SECTION 10 of this ARTICLE FIFTH) is to be the date upon which the redemption price for shares is to be paid, that the Corporation's determination of the net book value of the shares to be acquired from him as set forth in such notice is disputed. In the event of such a notification by a stockholder, the net book value of his shares of Common Stock shall be determined in accordance with the provisions of SECTION 8 of this ARTICLE FIFTH by a firm of independent public accounts selected by the Board of Directors of the Corporation (which may be the firm which regularly examines the statement of financial condition of the Corporation), and the determination of such net book value by such independent public accountants shall be conclusive and binding upon the Corporation, any


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designated purchasers and all holders of capital stock of the Corporation; the expense of any such determination by such accountants shall be borne equally by the Corporation and the holder whose shares are being acquired.

                   SECTION 10. METHOD OF CORPORATION'S REDEMPTION OF SHARES. The method by which the Corporation shall redeem shares of capital stock pursuant to the provisions of SECTION 2 or SECTION 4 of this ARTICLE FIFTH shall be as follows:

                   (a) With respect to an election by the Corporation to exercise its right and option to redeem- shares pursuant to any of the provisions of SECTION 2 of this ARTICLE FIFTH, the Corporation shall mail by first class registered or certified mail to the last known address of the holder of the shares to be redeemed (if pursuant to Paragraph (b) of SECTION 2 of this ARTICLE FIFTH, not later than the close of business on the business day next preceding the expiration of the option period) a written notice advising of the Corporation's election to exercise its right and option to redeem such shares, stating (i) the classes of shares to be redeemed, (ii) if applicable, the names of the designated purchasers and the number of shares to be purchased by each of them, (iii) the redemption price to be paid and, in the case of Common Stock, the net book value of the shares to be redeemed and whether the amount thereof has been determined by the Corporation or independent public accountants, (iv) the type of payment (cash or evidence of indebtedness or both), and (v) the date upon which payment of the redemption price will be made at the principal place of business of the Corporation (the "date of redemption"), which date shall not be less than 20 days nor more than six months following the date on which the Corporation mailed such notice. The holder of the shares being so redeemed shall deliver the certificate or certificates representing such shares to the Corporation, properly endorsed for transfer, on the date of redemption specified in such notice against payment therefor.

                   (b) With respect to an election by a holder of shares of capital stock of the Corporation to exercise his right and option to require the Corporation to redeem shares pursuant to the provisions of SECTION 4 of this ARTICLE FIFTH, the Corporation shall mail by first class registered or certified mail to such holder, not later than one hundred twenty days following the date on which the Corporation receives a notice from such holder given pursuant to
SECTION 4 of this ARTICLE FIFTH, a written notice stating (i) if applicable, the names of the designated purchasers and the number of shares to be purchased by each of them, (ii) the redemption price to be paid and, in the case of Common Stock, the net book value of the shares to be redeemed and whether the amount thereof has been determined by the Corporation or independent public accountants, (iii) the type of payment (cash or evidence of indebtedness or both), and (iv) the date upon which payment of the redemption price will be made at the principal place of business of the Corporation (the "date of redemption"), which date shall not be sooner than six months nor more than one year following the date on which the Corporation received written notice from the holder pursuant to SECTION 4 of this ARTICLE FIFTH. The holder of the shares being so redeemed shall deliver the certificate or certificates representing such shares to the Corporation, properly endorsed for transfer, on the date of redemption specified in such notice against payment therefor.


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

                   (c) In the event that there shall be a dispute as to the net book value of shares of Common Stock being purchased pursuant to this ARTICLE FIFTH and a determination thereof is to be made by a firm of independent public accountants pursuant to SECTION 9 of this ARTICLE FIFTH, the date of redemption may be postponed (if necessary) until such a determination has been made and the Corporation has mailed by first class registered or certified mail to the last known address of the disputant, written notice of such determination and of the date upon which the payment of the redemption price for the shares in question is to be made, which notice shall be given not more than 10 days after the determination has been made and shall specify a new date of redemption not less than 10 nor more than 15 days following the mailing of the notice.

                   (d) All transfer taxes payable in connection with the purchase of shares of capital stock pursuant to this ARTICLE FIFTH shall be paid by the Corporation or the designated purchasers of such shares, as the case may be.

                   (e) Upon the failure of a holder on the date of redemption to deliver the certificate or certificates representing the shares being acquired from him, properly endorsed for transfer against the payment therefor, the Corporation may cause the consideration to be paid for such shares to be deposited with any bank in the City, County and State of New York with aggregate capital and surplus of not less than $250,000,000, for a period of six months, to be paid to such holder by such bank upon surrender of the certificate or certificates representing the shares being acquired, properly endorsed for transfer. Upon such a deposit of the consideration, the Corporation shall give written notice thereof to the holder by mailing the notice by first class registered or certified mail to his last known address, and upon the mailing of the notice the holder shall have no further voting or dividend or other distribution rights with respect to such shares, and all dividends and other distributions that may be payable to stockholders of record on a date on or after the date of deposit and prior to the time at which such certificate or certificates are delivered as aforesaid shall be held in trust by the Corporation for payment to the person or persons who so paid the consideration when the certificate or certificates are so delivered. Any holder of shares required to deliver a certificate or certificates representing shares being acquired from him who does not deliver such certificate or certificates as aforesaid prior to the expiration of said six-month period shall be deemed to have irrevocably consented to the transfer of ownership of such shares on the transfer books of the Corporation to the person or persons who paid the consideration therefor as aforesaid. The consideration so deposited shall be transferred to the Corporation and thereafter the holder shall look only to the Corporation for payment of the consideration. A certificate or certificates evidencing such shares shall thereupon be issued to the person or persons who paid the consideration, together with any dividends and other distributions held in trust for such person or persons as provided in this Paragraph (e).

                   SECTION 11. RIGHT OF HOLDER TO TRANSFER SHARES UPON NON-EXERCISE BY CORPORATION OF RIGHT TO REDEEM. Whenever the Corporation receives a notice from a holder of capital stock pursuant to the provisions of Paragraph (b) of SECTION 2 of this ARTICLE FIFTH, and the Corporation shall fail to give notice in the manner prescribed in Paragraph (a) of SECTION 10 of this ARTICLE FIFTH that it will redeem such shares or that its designee or designees will purchase such shares, or if the Corporation has given written notice of its election not to redeem such shares or designate a purchaser of such shares, then such holder upon the earlier of (i) the expiration of the 90-day period during which the Corporation shall have had such right and option, or (ii) the date of such notice by the Corporation, as the case may be, shall be free for a period of 30 days to sell, assign or otherwise dispose of such shares on the books of the Corporation to the proposed transferee named in the notice given by such holder to the Corporation, and on the terms and conditions set forth in said notice, provided (a) with respect to a proposed transfer by sale or by assignment for value, such proposed transfer is pursuant to a BONA FIDE offer for such shares, and (b) said proposed transferee is satisfactory to any securities exchange, board of trade, commodities exchange, clearing corporation or association, regulatory authority, or any other similar institution, whose approval is required. Such shares shall, after such transfer or, if not so transferred, after the expiration of the period of 30 days during which the holder shall have been free so to transfer them, again become subject to all of the provisions of SECTION 2 of this ARTICLE FIFTH.

                   SECTION 12. PROHIBITIONS AGAINST REDEMPTION. Notwithstanding any provisions in this ARTICLE FIFTH to the contrary, the Corporation shall not redeem any shares of the capital stock of the Corporation if the Corporation does not have funds legally available for such redemption. If the Corporation has exercised any right to redeem capital stock pursuant to SECTION 2 of this ARTICLE FIFTH or is obligated to redeem shares of capital stock pursuant to
SECTION 4 of this ARTICLE FIFTH, and on the date of redemption it is so prohibited from redeeming such capital stock, and the Corporation does not designate another person or persons willing and able to purchase said stock pursuant to SECTION 5 of this ARTICLE FIFTH, -the redemption shall be cancelled, and in the case of a redemption being made pursuant to Paragraph (b) of SECTION 2 of this ARTICLE FIFTH, the Corporation shall be deemed to have notified the selling stockholder on the date of redemption that it does not wish to exercise its right and option; any such cancellation shall not prevent the Corporation or the stockholder, as the case may be, from exercising any subsequent right accruing to it or him under this ARTICLE FIFTH at such time as redemption would not be prohibited by this SECTION 12.

                   SECTION 13. CONDITION UNDER WHICH CORPORATION'S OBLIGATION TO REDEEM MAY BE TERMINATED. Notwithstanding any other provisions of this ARTICLE FIFTH to the contrary, the Corporation may elect, within sixty days after the date that the Corporation receives any notice pursuant to SECTION 4 of this ARTICLE FIFTH, to dissolve and liquidate, and all rights and obligations under this ARTICLE FIFTH shall cease and terminate (including the rights of the Corporation under SECTION 2 of this ARTICLE FIFTH), in which case all holders of shares of capital stock of the Corporation who have given notice pursuant to the provisions of SECTION 4 of this ARTICLE FIFTH, or to whom the Corporation shall have given notice pursuant to Paragraph (a) of SECTION 10 of this ARTICLE FIFTH, shall have the same. rights and liabilities with respect to each share of their stock as the holders of all other shares of the same class of the Corporation's capital stock on the effective date of dissolution.

                   SECTION 14. NOTICE. Except as otherwise provided in this ARTICLE FIFTH, any notice required or permitted to be given under this ARTICLE FIFTH shall be in writing, and shall be delivered personally or sent by registered or certified mail, postage prepaid, in the case of a stockholder, to the stockholder's address on the stock records of the Corporation, or in the case of the Corporation, to its President at its principal office. Any


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notice given in accordance with this SECTION 14 shall be deemed given as of the date of mailing or the date of personal delivery, as the case may be.

                   SECTION 15. ARBITRATION. Any controversy or claim arising out of or relating to this ARTICLE FIFTH or the breach of a condition or term hereof, which shall not be required to be arbitrated under any rule or regulation of any securities exchange, board of trade, commodities exchange, clearing corporation or association, regulatory authority, or any other similar institution, shall be finally settled by arbitration in New York, New York, in accordance with the then prevailing Rules of the American Arbitration Association. Judgment upon an arbitration award under this SECTION 15 may be rendered in any court having jurisdiction thereof or application may be made to any such court for judicial acceptance of the award or an order of enforcement, as the case may be.

                   SECTION 16. LIMITATION ON REDEMPTION OF CAPITAL STOCK BY
THE CORPORATION. The rights of the Corporation to redeem shares of capital stock from the holders thereof and the rights of the holders of shares of capital stock of the Corporation to require the Corporation to redeem such shares of capital stock shall automatically terminate if: (i) the Corporation makes an underwritten public offering of its capital stock; or (ii) an order for relief under any bankruptcy law is entered against the Corporation, or if the Corporation executes an assignment for the benefit of creditors, or has a receiver appointed for it.

                   SECTION 17. NONEXCLUSIVITY. Nothing in this ARTICLE FIFTH shall be construed to prohibit the Corporation from purchasing shares of its capital stock in a manner not provided for in this ARTICLE FIFTH if mutually agreed to by the Corporation and the holder of such shares.

         SIXTH:     ELECTION OF DIRECTORS

         Elections of directors need not be by ballot unless the By-laws of the Corporation shall so provide.

         SEVENTH:     BY-LAWS

         The power to adopt, amend, or repeal the Corporation's By-laws is conferred upon the Board of Directors, but this shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal By-laws.


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                  IN WITNESS WHEREOF, the undersigned has signed this Restated
Certificate of Incorporation this 24th day of November, 1998.



                                                   /s/  Nathan J. Mistretta
                                                   ------------------------
                                                   Nathan J. Mistretta
                                                   Executive Vice President


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